Exhibit 99.3

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
Wyeth	Wyeth
(973) 660-5218	(973) 660-5340

Wyeth Announces $5 Billion Share Repurchase Program;

Declares Increase in Common Stock Dividend

Madison, N.J., September 27, 2007 – Wyeth (NYSE: WYE) announced that, at a meeting today, its Board of Directors approved an increase to the Company’s previously authorized share repurchase program that authorizes the Company to buy back up to $5 billion of the Company’s common stock. This is inclusive of approximately $1.2 billion in repurchases already executed during 2007. The repurchase program has no time limit and may be suspended for periods or discontinued at any time. The Company intends to fund the share repurchase program with cash from operations.

Also at today’s meeting, a dividend of twenty-eight cents ($.28) per share on the outstanding shares of common stock was declared payable on December 3, 2007 to stockholders of record at the close of business on November 13, 2007. This quarterly rate represents a 7.7% increase per share from the previous quarter ($.26).

The expanded share repurchase program and the dividend increase are a reflection of the strengthening of Wyeth’s cash position, resulting from strong operating cash flow and receding diet drug litigation payments, as well as management’s confidence in both the short and long-term growth prospects for the Company. Wyeth’s goal is to maintain financial flexibility to allow for future growth opportunities while also providing value to its shareholders. The Company looks forward to discussing its share repurchase program and dividend increase on its 2007 third quarter earnings conference call scheduled for October 18, 2007.

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

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